Exhibit 99.6
CONSENT OF J.P. MORGAN SECURITIES INC.
Re: Amendment No. 1 to Registration Statement on Form S-4 filed November 16, 2005
     We hereby consent to (i) the use of our opinion letter, dated March 20, 2005, to the Board of Directors of Inamed Corporation (the “Company”) included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between the Company and a wholly owned subsidiary of Medicis Pharmaceutical Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC

	By:	/s/ Jeffrey A. Stute

	Name:	Jeffrey A. Stute

	Title:	Managing Director
November 15, 2005